Exhibit 23.02

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of our report dated March 4, 2015 relating to the financial statements of Novvi LLC which appears in Amyris, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas
March 30, 2016